Item 77Q 1(e)

ASSIGNMENT of INVESTMENT ADVISORY CONTRACT
Emerging Markets Fixed Income Core Fund
THIS ASSIGNMENT is entered into as of
January 1, 2004 by and between
FEDERATED GLOBAL INVESTMENT MANAGEMENT CORP., a Delaware corporation ("FGIMCO"), and
FEDERATED INVESTMENT COUNSELING, a Delaware statutory trust ("FIC").WHEREAS, FGIMCO entered into an Investment Advisory Contract dated as of December 1, 2001 with Federated Core Trust II, L.P.
(the "Trust") with respect to the International
High Income Core Fund, now known as Emerging
Markets Fixed Income Core Fund (the "Fund"), a portfolio of the Trust (the "Contract");
WHEREAS, FGIMCO desires to assign its rights, duties and responsibilities under the Contract to FIC, and FIC desires to accept such assignment from FGIMCO; and
WHEREAS, the Board of Trustees of the Trust has approved the assignment of the Contract from FGIMCO to FIC;
KNOW ALL MEN BY THESE PRESENTS THAT:
In consideration of the sum of One Dollar
($1.00) and other good and valuable consideration, receipt of which is hereby acknowledged, FGIMCO does hereby assign all of its rights, duties and responsibilities under the
Contract described above to FIC, and
FIC does hereby accept such assignment.
IN WITNESS WHEREOF, the parties hereto
have caused this Assignment to be executed by their authorized representatives as of the date first hereinabove set forth.
FEDERATED GLOBAL INVESTMENT MANAGEMENT CORP.
FEDERATED INVESTMENT COUNSELING

By:  /s/ G. Andrew Bonnewell		By:  /s/ Keith M. Schappert
Name:  G. Andrew Bonnewell		Name:  Keith M. Schappert
Title:  Vice President		Title:  President - Investment Research
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